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                                                                   EXHIBIT 10.19

FOR IMMEDIATE RELEASE

                      GREAT LAKES AVIATION, LTD. ANNOUNCES
          COMPLETION OF FINANCIAL RESTRUCTURING AND PROMOTION OF CHUCK
                        HOWELL TO CHIEF EXECUTIVE OFFICER

CHEYENNE, Wyo., December 31 - Great Lakes Aviation, Ltd. (OTC Bulletin Board:
GLUX - news) announced today that it has successfully completed the restructuring of the aircraft financing provided by Raytheon Aircraft Credit Corporation ("RACC") to Great Lakes with respect to its fleet of Beech 1900D and 1900C Aircraft. This restructuring, which Great Lakes and RACC began discussing earlier this year, results in significant improvements to Great Lakes' cost structure and balance sheet, as well as a 36% equity holding by RACC. It also returns Great Lakes to a current status with regard to all of its RACC debt and lease obligations.

Effective with the completion of the financial restructuring, Great Lakes has appointed Charles R. Howell IV as its Chief Executive Officer. Douglas G. Voss, Great Lakes' former Chief Executive Officer, will continue to serve in his capacity as Chairman of Great Lakes' Board of Directors.

Mr. Howell was brought to the company in August of this year as Chief Operating Officer in order to strengthen the management team. Prior to joining Great Lakes he served most recently as President and CEO of Corporate Airlines, a Nashville based regional airline that he co-founded in 1996.

Mr. Howell, the company's new CEO, stated, "This restructuring is a tremendous boost for Great Lakes and its long partnership with Raytheon. We look forward to being better able to serve our customers and to build a stronger company for our existing and new shareholders. Our employees, our code-share partners, and our other stakeholders will also benefit from this accomplishment."

Great Lakes' Chairman of the Board Douglas G. Voss said, "I am pleased with the results that Chuck's capable and experienced airline management skills have had on our operation since joining Great Lakes. The new ideas and skills Chuck brings, combined with the company's improved financial position, will greatly enhance Great Lakes' future performance."

As of November 1, 2002, scheduled passenger service was being provided at 47 airports in fifteen states with a fleet of Embraer EMB-120 Brasilias and Raytheon/Beech 1900D regional airliners. A total of 212 weekday flights are scheduled at four hubs, with 172 flights at Denver, 20 flights at Chicago - O'Hare International Airport, 14 flights at Minneapolis/St. Paul, and 6 flights at Phoenix.

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All scheduled flights are operated under the Great Lakes Airlines marketing identity in conjunction with code-share agreements with United Airlines and Frontier Airlines.

The foregoing release contains forward-looking terminology, which is made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risk and uncertainties that could cause actual results to differ materially from those projected. Potential purchaser's of the company's securities are cautioned not to place undue reliance on such forward-looking statements which are qualified in their entirety by the cautions and risks filed by the company with the Securities and Exchange Commission.

Additional information is available on the company web site that may be accessed at www.greatlakesav.com.

CONTACT:
     Great Lakes:
     Charles R. Howell IV
     Douglas G. Voss
     (307) 432-7000

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